Exhibit 12.1

August 21, 2023

Elevate.Money REIT I, Inc. 4600 Campus Drive, Suite 201 Newport Beach, California 92660
Re:	Elevate.Money REIT I, Inc. Offering Statement on Form 1-A

Dear Ladies and Gentlemen:

This opinion is furnished in connection with the offering of shares of common stock (“Shares”) in Elevate.Money REIT I, Inc., a Maryland corporation (“Company”), which will be made pursuant to the Company’s Offering Statement on Form 1-A, dated August 18, 2023 (“Offering Statement”). We have acted as counsel to the Company in connection with the preparation of the Offering Statement and related documents.

This opinion letter is being delivered in accordance with the requirements of Item 17(12) of Form 1-A under the Securities Act of 1933, as amended (the “Act”).

In connection with rendering this opinion, we have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to this opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

In rendering this opinion letter we have also assumed that any wire transfers, drafts or checks tendered by a purchaser of Shares sold pursuant to the Offering Statement will be honored.

Based upon the foregoing, we are of the opinion that the Shares being sold pursuant to the Offering Statement have been authorized by all necessary corporate action and, when issued and paid for in the manner described in the Offering Statement, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are specifically subject to the following limitations, exceptions, qualifications and assumptions:

(A)             We express no opinion as to the effect of subsequent issuances of securities of the Company after the date hereof, to the extent that notwithstanding its reservation of shares, the Company may issue so many securities that there are not enough remaining authorized but unissued shares of its common stock for the sale of Shares pursuant to the Offering Statement after the date hereof.

(B)              We express no opinion as to the value, validity or adequacy of the consideration paid for the Shares being sold pursuant to the Offering Statement.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the Offering Statement or any portion thereof. We express no opinion with regard to the applicability or effect of the law of any jurisdiction other than the internal laws of the State of Maryland, as in effect of the date of this letter.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the Offering Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Buchalter

BUCHALTER
A Professional Corporation